Exhibit 3.1
CERTIFICATE OF ELIMINATION

OF

SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

NORTHERN TRUST CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Northern Trust Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: that at a meeting of the Board of Directors of the Corporation on July 21, 2020, resolutions were duly adopted setting forth the proposed elimination of the Series C Non-Cumulative Perpetual Preferred Stock of the Corporation as set forth herein:

“RESOLVED, that the proper officers of Northern Trust Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge and file, in accordance with the provisions of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the authorized shares of Series C Non-Cumulative Perpetual Preferred Stock of the Corporation are outstanding, and that, as of the effective time of such certificate, none will be outstanding or be issued subject to the Certificate of Designation of Series C Non-Cumulative Perpetual Preferred Stock of the Corporation governing such series, previously filed by the Corporation with the Secretary of State of the State of Delaware on August 4, 2014, in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof.”

SECOND: that the Certificate of Designation of Series C Non-Cumulative Perpetual Preferred Stock of the Corporation, establishing 16,000 shares of the above Series C Non-Cumulative Perpetual Preferred Stock of the Corporation, was originally filed in the office of the Secretary of State of the State of Delaware on August 4, 2014 (the “Certificate of Designation”).

THIRD: that no shares of the Series C Non-Cumulative Perpetual Preferred Stock of the Corporation are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

FOURTH: that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Corporation is hereby amended to eliminate therefrom all matters set forth in the Certificate of Designation with respect to the Series C Non-Cumulative Perpetual Preferred Stock of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Corporation by its Corporate Secretary this 21st day of July, 2020.

NORTHERN TRUST CORPORATION

By: /s/ Susan C. Levy___________________
Name: Susan C. Levy
Title: Executive Vice President, General Counsel and Corporate Secretary